Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-181102-01) of American Campus Communities Operating Partnership, L.P. and Subsidiaries of our reports dated February 26, 2015, with respect to the consolidated financial statements of American Campus Communities Operating Partnership, L.P. and Subsidiaries and the effectiveness of internal control over financial reporting of American Campus Communities Operating Partnership, L.P. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Austin, Texas
February 26, 2015